Exhibit 99.1

Neos Therapeutics Announces Fourth Quarter and Full Year 2015 Financial Results

Launch of Adzenys XR-ODT in Second Quarter of 2016

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, TX (March 17, 2016) — Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing and commercializing innovative extended-release (XR) products for the treatment of attention-deficit/hyperactivity disorder (ADHD), today announced financial results for the fourth quarter and 2015 fiscal year ended December 31, 2015.

“The past fifteen months have been incredibly exciting for Neos Therapeutics as we have worked towards our goal of providing more patient- and caregiver-friendly dosing options for the treatment of ADHD. With the January 2016 FDA approval of our first branded product, Adzenys XR-ODT, patients with ADHD will soon have access to the first and only extended-release orally disintegrating tablet (ODT) for the treatment of their condition,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “This year, in addition to our launch of Adzenys XR-ODT, we are actively working to advance our late-stage product pipeline. If approved, these products would provide clinicians with a portfolio of treatment options for patients suffering from ADHD.”

2016 Milestones

•                  Initiate full field force launch of Adzenys XR-ODT in the second quarter of 2016.

•                  Announce results of bioequivalence study for Cotempla XR-ODT, the Company’s methylphenidate extended-release orally disintegrating tablet, in the third quarter of 2016.

•                  Resubmit the New Drug Application (NDA) for Cotempla XR-ODT in the fourth quarter of 2016.

•                  Submit the NDA for NT-0201, the Company’s amphetamine XR liquid suspension in the fourth quarter of 2016.

Select Financial Results for the Fourth Quarter Ended December 31, 2015

Total revenues were $1.7 million for the three months ended December 31, 2015, an increase of $1.2 million compared to the three months ended December 31, 2014.  All $1.7 million of revenue was generated from net sales of the Company’s generic Tussionex.

Cost of goods sold was $1.7 million for the three months ended December 31, 2015, an increase of $585,000 compared to the three months ended December 31, 2014 due to the increase in Tussionex sales.

Research and development expenses were $2.8 million for the three months ended December 31, 2015, an increase of $358,000 compared to the three months ended December 31, 2014.

Selling and marketing expenses were $3.2 million for the three months ended December 31, 2015, compared to $95,000 for the three months ended December 31, 2014.  The increase was primarily due to pre-commercialization activities for Adzenys XR-ODT and increased salary expense associated with building out the commercial team.

General and administrative expenses were $2.4 million for the three months ended December 31, 2015, an increase of $1.5 million for the three months ended December 31, 2014 due to an increase in share-based compensation and other professional fees.

The Company reported a net loss of $9.1 million in the three months ended December 31, 2015, compared with $4.9 million for the same period in 2014.

Select Financial Results for the Fiscal Year Ended December 31, 2015

Total revenues were $3.8 million for the year ended December 31, 2015, an increase of $3.0 million compared to the year ended December 31, 2014.  All $3.8 million of revenue was generated from net sales of the Company’s generic Tussionex.

Cost of goods sold was $5.5 million for the year ended December 31, 2015, an increase of $2.2 million compared to the year ended December 31, 2014.  This increase was primarily due to increased sales of Tussionex.

Research and development expenses were $11.9 million for the year ended December 31, 2015, an increase of $1.3 million as compared to the year ended December 31, 2014.  This increase was primarily due to the FDA filing fee for the NDA of Cotempla XR-ODT submitted in January 2015.

Selling and marketing expenses were $5.5 million for the year ended December 31, 2015, compared to $212,000 for the year ended December 31, 2014.  The increase was primarily due to pre-commercialization activities for Adzenys XR-ODT and the Cotempla XR-ODT product candidate and increased salary expense associated with building out the commercial team.

General and administrative expenses were $7.5 million for the year ended December 31, 2015, an increase of $2.4 million from $5.1 million for the year ended December 31, 2014 due to an increase in share-based compensation and other professional fees.

The Company reported a net loss of $30.8 million in the year ended December 31, 2015 compared with $20.8 million for the same period in 2014.

At December 31, 2015, the Company’s cash, cash equivalents and short term investments amounted to $90.8 million.

Conference Call Details

Neos Therapeutics will host a conference call at 8:30 a.m. ET today, March 17, 2016, to discuss the Company’s 2015 fourth quarter and full year financial results. To access the call, dial 866-842-7969 (U.S.) or 704-908-0466 (outside of the U.S.). The Conference ID is 67016685. A live webcast will be available on the Investor Relations page of the company’s website at

http://investors.neostx.com/. Please log in approximately 5-10 minutes prior to the scheduled start time.

The archived webcast will be available on the company’s Investor Relations page under Presentations.

About Neos Therapeutics

Neos Therapeutics, Inc. is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. The Company recently received FDA approval of Adzenys XR-ODT™ - the first and only FDA-approved amphetamine extended-release orally disintegrating tablet for the treatment of ADHD. Neos has two other branded product candidates in development, an XR-ODT of methylphenidate and a liquid suspension of amphetamine for the treatment of ADHD. In addition, Neos manufactures and markets its generic equivalent of the branded product Tussionex®1, an XR liquid suspension of hydrocodone and chlorpheniramine indicated for the relief of cough and upper respiratory symptoms of a cold.

1Tussionex® is a registered trademark of the UCB Group of Companies

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, prospects or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to successfully launch Adzenys XR-ODTTM, our ability to successfully address the deficiencies identified by the FDA or which may be identified by the FDA which preclude approval of the NDA for our Cotempla XR-ODTTM product candidate, including that we demonstrate bioequivalence between the clinical trial material and to-be-marketed drug product and that we assess the food effect on the to-be-marketed drug product, the receipt of regulatory approval for NT-0201, our ability to market and sell our product candidates, and other risks set forth under the caption “Risk Factors” in our final prospectus filed on July 24, 2015 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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Financial Tables Follow

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
In thousands, except share and per share data	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$90,763	$13,343
Short term investments	—	3,000
Accounts receivable, net of allowances of $1,039 and $204, respectively	3,903	367
Inventories	2,520	2,031
Other current assets	1,058	264
Total current assets	98,244	19,005
Property and equipment, net	5,124	5,831
Intangible assets, net	16,672	18,167
Other assets	2,470	2,227
Total assets	$122,510	$45,230
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current Liabilities:
Accounts payable	$4,824	$1,257
Accrued expenses	3,141	2,715
Current portion of long-term debt	7,973	1,653
Total current liabilities	15,938	5,625
Long-Term Liabilities:
Long-term debt, net of current portion	26,271	23,121
Earnout liability	214	756
Deferred gain on leaseback	547	1,383
Deferred rent	1,166	1,189
Warrant liabilities	—	1,789
Total long-term liabilities	28,198	28,238
Redeemable Preferred Stock
Redeemable Preferred Stock (Series A, B, B-1 and C), $0.001 par value; 27,500,000 authorized, 18,498,448 issued and 15,011,927 outstanding at December 31, 2014; aggregate liquidation preference of $126,830 at December 31, 2014	—	90,149
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2015, no shares authorized, issued or outstanding at December 31, 2014	—	—
Common stock, $0.001 par value, 100,000,000 and 35,000,000, authorized at December 31, 2015 and 2014, respectively; 16,025,155 and 16,015,958 issued and outstanding, respectively, at December 31, 2015; 938,859 and 882,954 issued and outstanding at December 31, 2014, respectively	16	1
Treasury stock, at cost, 9,197 and 55,905 shares at December 31, 2015 and 2014, respectively	(171)	—
Additional paid-in capital	195,314	4,831
Accumulated deficit	(116,785)	(83,614)
Total stockholders’ equity (deficit)	78,374	(78,782)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$122,510	$45,230

Neos Therapeutics, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In thousands, except share and per	For the Three Months Ended December 31,		Year Ended December 31,
share amounts	2015	2014	2015	2014
Revenues:
Product	$1,659	$436	$3,792	$316
Manufacturing	—	—	—	113
Profit Sharing	—	—	—	169
Development	—	—	—	160
	1,659	436	3,792	758
Cost of Goods Sold	1,714	1,129	5,547	3,354
Gross loss	(55)	(693)	(1,755)	(2,596)
Research and Development	2,764	2,406	11,887	10,601
Selling and marketing expenses	3,191	95	5,462	212
General and administrative expenses	2,405	867	7,474	5,063
Loss from operations	(8,415)	(4,061)	(26,578)	(18,472)
Interest Expense	(1,036)	(755)	(3,721)	(2,954)
Other Income, net	208	208	831	826
Change in fair value of earnout and warrant liabilities	139	(249)	(1,313)	(249)
Net loss	(9,104)	(4,857)	(30,781)	(20,849)
Preferred Stock Accretion to Redemption Value	—	(268)	(1,169)	(1,118)
Preferred Stock Dividends	—	(551)	(1,221)	(2,185)
Net loss attributable to common stock	$(9,104)	$(5,676)	$(33,171)	$(24,152)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	15,933,315	881,309	7,581,881	876,318
Net loss per share attributable to common stock	$(0.57)	$(6.44)	$(4.38)	$(27.56)

CONTACTS:

Richard I. Eisenstadt, Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

David Carey, Investor Relations

Lazar Partners

(212) 867-1768

dcarey@lazarpartners.com